Exhibit 99.2

Pegasus Satellite Communications, Inc. Reports Selected Fourth Quarter Results

Bala Cynwyd, PA, February 3, 2004 - Pegasus Communications Corporation ("PCC") (NASDAQ: PGTV) today announced that its subsidiary, Pegasus Satellite Communications, Inc. ("PSC"), reported selected unaudited financial results for the three month period ended December 31, 2003. (Amounts and changes specified are for the three months ended December 31, 2003 compared to the same corresponding period in the prior year, unless indicated otherwise.)

     Direct broadcast satellite ("DBS") net revenues decreased $4.5 million, or 2.1%, to $212.8 million. DBS operating profit before depreciation and amortization increased $6.1 million, or 11.2%, to $59.9 million. DBS operating profit before depreciation and amortization as a percentage of DBS net revenues increased to 28.2% from 24.8%. DBS free cash flow increased $10.5 million, or 26.0%, to $50.7 million. PSC consolidated cash as of December 31, 2003 totaled $27.0 million and cash and liquidity, including $17.5 million available under our existing revolving credit arrangement, totaled $44.5 million. PCC consolidated cash as of December 31, 2003 totaled $82.9 million, and cash and liquidity, including $17.5 million available under our existing revolving credit arrangement, totaled $100.4 million.

Non-GAAP Measure

     It is important to note that DBS free cash flow is a supplemental non-GAAP measure.

     DBS free cash flow is defined as DBS operating profit before depreciation and amortization less DBS deferred subscriber acquisition costs and DBS capital expenditures.

     We use DBS free cash flow:

1. as a measurement of liquidity generated by the DBS business and cash available to:
                a. fund our debt service;
                b. potentially fund equity dividends; and
                c. potentially fund other development projects.

2. in assessing our enterprise value and its growth thereof over time, especially as benchmarked against comparable companies in the industry; and

3. in measuring our leverage at various points throughout our capital structure, and improvements made to it over time, especially as benchmarked against comparable companies in the industry.

     We believe that investors, analysts, lenders, and other interested parties who follow our industry use DBS free cash flow for the same reasons that we do. Investors, analysts, lenders, and other interested parties who follow our industry rely on DBS free cash flow measures to make informed decisions, especially by benchmarking against comparable companies in the industry. Our ability to reinvest in the DBS business via investments in deferred SAC and capital expenditures, fund debt service of the enterprise, potentially fund equity dividends, and potentially fund other development projects is largely dependent upon our ability to generate DBS free cash flow.

     We believe that the limitation associated with the use of DBS free cash flow, as compared to net increase (decrease) in cash and cash equivalents, is the number of adjustments included in DBS free cash flow. However, we believe this limitation is not significant and mitigated by the fact that we reconcile DBS free cash flow to net increase (decrease) in cash and cash equivalents in our earnings press release and on our website.

     DBS free cash flow is not, and should not be considered, an alternative to net increase (decrease) in cash and cash equivalents, or any other measure for determining our liquidity, as determined under generally accepted accounting principles. Although free cash flow is a common measure used by other companies, our calculation of DBS free cash flow may not be comparable with that of others.

     A reconciliation of DBS free cash flow to its comparable GAAP measures is included in the attached financial tables. Supplemental detail supporting this reconciliation, can be found in the investor relations section of our website (www.pgtv.com).

About Pegasus

     The Company provides digital satellite television to rural households throughout the United States. The Company also owns and/or operates television stations affiliated with CBS, FOX, UPN, and The WB networks.

                        PEGASUS SATELLITE COMMUNICATIONS
            DBS OPERATING PROFIT BEFORE DEPRECIATION AND AMORTIZATION
                                 (in thousands)
                                   (unaudited)

                                                       Three Months Ended Dec 31
                                                          2003          2002
                                                          ----          ----

DBS net revenues                                      $  212,832    $  217,322
DBS operating expenses (excluding depreciation and
    amortization)                                       (152,884)     (163,424)
                                                      ------------  ------------
   DBS operating profit before depreciation and
      amortization                                    $   59,948   $    53,898
                                                      ============  ============

   DBS Operating profit before depreciation and
      amortization % to DBS net revenues                   28.2%         24.8%

                        PEGASUS SATELLITE COMMUNICATIONS
                               DBS FREE CASH FLOW
                                 (in thousands)
                                   (unaudited)
                                                             Three Months Ended
                                                                   Dec 31
                                                              2003        2002
                                                              ----        ----

DBS operating profit before depreciation and amortization   $ 59,948   $ 53,898
Deferred subscriber acquisition costs                         (4,136)    (6,767)
DBS equipment capitalized and other capital expenditures      (5,135)    (6,916)
                                                           ---------- ----------
   DBS free cash flow (1)                                   $ 50,677   $ 40,215
                                                           ========== ==========


(1) DBS free cash flow is defined as DBS operating profit before depreciation and amortization less DBS deferred subscriber acquisition costs and DBS capital expenditures. DBS free cash flow is not, and should not be considered, an alternative to net increase (decrease) in cash and cash equivalents, or any other measure for determining our liquidity, as determined under generally accepted accounting principles. Although free cash flow is a common measure used by other companies, our calculation of DBS free cash flow may not be comparable with that of others. DBS free cash flow is reconciled to our net increase (decrease) to cash and cash equivalents on our website (www.pgtv.com).

                        PEGASUS SATELLITE COMMUNICATIONS
                            SELECTED DBS SEGMENT DATA
                            (in thousands, except *)
                                   (unaudited)

                                              Three Months Ended Dec 31,
                                                2003              2002
                                                ----              ----
Subscribers - beginning of period               1,200             1,341
Gross additions                                    33                47
Churn                                             (78)              (80)
                                             ----------        -----------
    Net subscriber loss                           (45)              (33)
                                             ----------        -----------
Subscribers - end of period                     1,155             1,308
                                             ==========        ===========

Subscribers - average                           1,180             1,323

Average revenue per subscriber,
   per month (ARPU)*                           $60.14            $54.75
Expensed subscriber acquisition
   costs per gross subscriber addition *         $246              $230
Total subscriber acquisition costs
   per gross subscriber addition *               $518              $521


Contact Information:
Andrew Smith
Pegasus Communications Corporation
(610) 934-7000
andrew.smith@pgtv.com